EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

DALLAS, TX, August 14, 2007 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the second quarter ended June 30, 2007.

For the second quarter 2007, USHS reported consolidated revenues of $32.2 million, a decrease of 5.3 percent as compared to $34.0 million in the three months ended June 30, 2006. Revenues declined approximately $700,000 in the home improvement segment and $1.1 million in the consumer finance segment. Consolidated net income was $1.1 million, or $0.13 per share for the three months ended June 30, 2007, as compared to $1.1 million, or $0.14 per share, for the three months ended June 30, 2007.

For the six months ended June 30, 2007, consolidated revenues increased 6.9 percent to $60.7 million as compared with $56.8 million in the prior year period. Net income was $1.3 million, or $0.16 per share, as compared with $396,000, or $0.05 per share, for the six months ended June 30, 2006.

USHS is engaged in two lines of business: the home improvement business and the consumer finance business. The Company’s home improvement principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood and composite decks and related accessories. The Company’s home improvement products are marketed exclusively through The Home Depot.

Home Improvement Segment: Revenues in the home improvement segment decreased 2.1% to $31.6 million in the second quarter 2007 as compared to $32.3 million in the same period last year. Gross profit margin improved to 54.4 percent of revenues in the current quarter as compared to 52.6 percent of revenues in the second quarter of last year. Net income was unchanged from the prior year at $1.2 million. Backlog of uncompleted orders was $25.6 million at June 30, 2007.

Revenues declined approximately 10.5% in markets that were opened prior to 2006. Revenues in markets opened during 2006 increased 109.6% principally due to the short duration they operated in the prior year period. New orders declined 21.7% to $35.9 million in the second quarter 2007 as compared with $45.9 million in the prior year quarter. The decline in new orders was geographically broad based, however the most significant declines were regionally centered in California markets for kitchen refacing products and in the Northeastern and Mid-Atlantic states for deck products.

“The decline in revenues and new orders is due to the weakness in the housing sector and rising energy costs”, stated Murray Gross, chairman and chief executive officer. “We are all familiar with recent reports regarding the softness in home sales, the increased inventory of homes on the market, tightening of lending standards in the mortgage and consumer financing markets and higher energy prices. I agree with most economists who believe the broad weakness in the housing sector has hurt demand for a variety of home-related goods. These factors are expected to continue to place pressures on consumer remodeling expenditures for the remainder of the year.”

Mr. Gross continued, “However, we believe that consumer demand for home improvement products will recover at a faster rate than the general housing market. We anticipate increasing numbers of potential home sellers will undertake economical remodeling expenditures to spruce up their house to stand out against competition while many other home owners will choose to incur remodeling investments to upgrade their existing home. We are well positioned with our brand and select group of popular remodeling products to capture these customers. Therefore new orders and revenues in the home improvement segment in the second half of fiscal 2007 are expected to be flat as compared to the new order and revenue levels in the second half of 2006.”

Mr. Gross concluded, “Net income in home improvement segment was $1,189,000 in the second quarter 2007 as compared to $1,195,000 in the second quarter 2006. Net income reflected an improved gross profit margin resulting from lower deck material, labor and overhead costs and a higher mix of kitchen refacing product revenues which have a higher gross margin than our other products. In light of anticipated home improvement revenues in the second half of 2007, we estimate that the contribution to earnings from the home improvement segment in the second half of 2007 will be $0.35 to $0.38 per diluted share resulting in an annual contribution of $0.55 to $0.58, as compared to $0.49 last year. These estimates do not include any adjustment that may result from our stock buyback program. Also, these estimates relate only to the home improvement segment and do not include any losses that may be incurred by our consumer finance unit.”

Peter Bulger, president and chief operating officer, stated “We have been working with The Home Depot on a number of initiatives. In June 2007 we initiated a new in-store marketing program in certain markets to increase the number of customer appointments. Based upon early results of the program we intend to expand the in-store program into additional markets and reduce our media advertising expenditures where response rates have declined. In late June we opened new sales and installation centers in Nashville, TN, and Birmingham, AL. In July we opened a new center in Harrisburg, PA and in August we opened centers in Buffalo and Rochester, NY.”

Mr. Bulger continued, “In March 2007 we launched a pilot program for the introduction of counter top products in the Boston market. This product offering consists of laminate and solid-surface tops, including Corian, Silestone and granite. During the second quarter we began the expansion of our laminate countertop products into all of our kitchen refacing markets. In the third quarter we plan to roll out solid surface countertop products in the Chicago, New York, California, Florida and metro-Washington D.C. markets, and to complete our laminate countertop product offering in all our markets.”

Consumer Finance Operations: Revenues in the consumer finance segment were $590,000 in the second quarter 2007 as compared with $1,715,000 in the second quarter 2006. Net loss for the finance segment was $88,000 in the second quarter 2007 as compared with $63,000 for the second quarter 2006.

“In November 2006 we changed our consumer finance business model from purchasing retail installment obligations, or RIOs, and holding them for investment to sourcing and servicing RIO portfolios for a third party financial institution”, said Mr. Gross. “As we anticipated, sourcing and servicing revenues in the second quarter 2007 were insufficient to cover the operating costs of the finance business.”

“On May 14, 2007, we received an unsolicited and non-binding letter of interest from the management of FCC to acquire the finance business. Among other items, completion of the transaction is subject to securing financing for the transaction, approval of our board of directors and entry into a definitive agreement. Provided management of FCC obtains the necessary financing and our board of directors approves the transaction, we expect the transaction will be completed in the third quarter.”

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its 2007 second quarter results at 4:30 p.m. ET on August 14. Financial results will be released that day.

Interested parties may access the call by calling 888-469-4228 from within the United States, or 480-629-9562 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 21, 2007 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (international), passcode 3764481.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.com. The web cast can be accessed until September 14 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in certain markets. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The business of the Company’s consumer financing subsidiary is to source and service retail installment obligations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements

USHS REPORTS SECOND QUARTER 2006 RESULTS         PAGE FOUR

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended June 30,		Six Months Ended March 31,
	2007	2006	2007	2006

Revenues	$32,191	$34,008	$60,731	$56,829
Costs and expenses:
Cost of remodeling contracts	14,415	15,293	27,776	26,152
Branch operations	1,939	1,860	3,826	3,584
Sales, marketing and license fees	10,937	10,973	20,813	18,808
Interest expense on financing of loan portfolios	—	743	—	1,433
Provision for loan losses	—	221	—	400
General and administrative	3,214	2,984	6,258	5,615
Total costs and expenses	30,505	32,024	58,673	55,992
Operating income	1,686	1,984	2,058	837
Interest expense	61	141	136	262
Other income (expense)	188	67	270	143
Income before income taxes	1,812	1,910	2,192	718
Income tax expense	711	778	859	322
Net income	$1,101	$1,132	$1,333	$396
Net income per common share – basic and diluted:	$0.13	$0.14	$0.16	$0.05
Number of weighted-average shares of common stock outstanding – basic	8,317,910	8,128,180	8,283,432	8,042,973
Number of weighted-average shares of common stock outstanding – diluted	8,464,828	8,288,586	8,449,767	8,251,261

Segment Information:

Revenues:
Home Improvement	$31,601	$32,293	$59,685	$53,470
Consumer Finance	590	1,715	1,046	3,359
Total	32,191	34,008	60,731	56,829
Net income
Home Improvement	1,189	1,195	1,608	520
Consumer Finance	(88)	(63)	(275)	(124)
Total	$1,101	1,132	$1,333	$396

USHS REPORTS SECOND QUARTER 2006 RESULTS         PAGE FIVE

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$10,342,928	$10,561,972
Accounts receivable-trade, net of allowance for doubtful accounts of $160,403 and $246,204, respectively	6,573,122	4,714,808
Accounts receivable-other	72,295	430,877
Finance receivables held for investment, current	86,090	166,090
Income tax receivable	104,381	104,381
Commission advances	1,237,918	899,780
Inventories	4,330,994	4,258,866
Prepaid expenses	1,106,116	858,522
Deferred income taxes	804,718	839,610

Total current assets	24,658,562	22,834,906

Property, plant, and equipment, net	5,574,903	5,796,318
Finance receivables held for investment, net of current portion	107,110	97,575
Goodwill	7,357,284	7,357,284
Participation investment	1,792,734	2,191,285
Other assets	509,717	524,078

Total assets	$40,000,310	$38,801,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,368,604	$2,583,328
Customer deposits	55,634	74,625
Accrued wages, commissions, and bonuses	1,093,717	1,574,310
Federal and state taxes payable	379,526	2,786,034
Long-term debt, current portion	111,995	217,920
Other accrued liabilities	1,505,303	1,377,904

Total current liabilities	7,514,779	8,614,121

Deferred income taxes	432,222	432,223
Deferred revenue	26,842	6,640
Long-term debt, net of current portion	2,804,663	2,861,673

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 8,342,741 and 8,210,160 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	8,343	8,210
Additional capital	20,019,288	19,016,937
Retained earnings	9,194,173	7,861,642

Total stockholders’ equity	29,221,804	26,886,789

Total liabilities and stockholders’ equity	$40,000,310	$38,801,446